Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement to the Amendment No. 1 to Form F-3 (No. 333-231812), Form F-3 (No. 333-231812), Post-Effective Amendment No. 1 to Form S-8 (No. 333-226110) and Registration Statement (Form S-8 No. 333-226110) pertaining to the 2017 Equity Incentive Plan, Form S-8 (No. 333-231103) of CLPS Incorporation and subsidiaries (the “Company”) as of our report dated September 25, 2018 with respect to the consolidated financial statements of CLPS Incorporation and subsidiaries included in its Annual Report on Form 20-F for the fiscal year ended June 30, 2018, filed with the Securities and Exchange Commission on September 25, 2018. We also consent to the reference to our firm under the wording “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

October 21, 2019